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                                                                      EXHIBIT 10


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-60833 on Form N-4 of our report dated February 27, 2002, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in the Statement of Additional Information of Pacific Value and Pacific Value for Prudential Securities, which are part of such Registration Statement; and to the incorporation by reference of our report dated February 19, 2002, related to the statement of assets and liabilities of Separate Account A of Pacific Life Insurance Company as of December 31, 2001 and the related statement of operations and financial highlights for the year then ended and the statements of changes in net assets for each of the two years in the period then ended, appearing in the Annual Report of Separate Account A of Pacific Life Insurance Company for the year ended December 31, 2001.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Statements of Additional Information and under the heading "Financial Highlights" appearing such Prospectuses.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
April 30, 2002